EXHIBIT 99.2

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FY 2011 speech

Good morning. I'm Dan O'Brien, CEO.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for full year 2011.

Before concentrating on the numbers, I'd like review what we have accomplished in the last year and our estimates looking forward. 2011 was an exceptional year for FSI and I'm extremely proud of how hard each employee worked to supply greatly increased volume to many more customers with only a few additional personnel. Our dedication to lean operations, low leverage and sales into multiple market verticals has been maintained. The data I will present later regarding total revenue growth in relation to EBITDA and operating cash flow show this very nicely.

Our significant achievements in 2011 include:

Growth of 35% year over year.

Another record sales year of 15.5 million, 4 million higher than 2010.

Growth was recorded in all market verticals with the strongest growth by percentage being in agriculture once again.

The Alberta sugar to aspartic acid factory was declared "operational". We note that this does not mean that production is at any specific level yet. Our Alberta employees are increasing operations at the best rate possible and we reiterate that we will not make production figures available in the foreseeable future.

Regarding the biomass factory in Alberta, Canada: This plant is designed to supply our Chicago operations with most of the aspartic acid that they use for making poly-aspartic acid. By using sugar in Alberta, we de-link our raw material supply from oil, which is our current source, shorten our supply line by several weeks and thousands of miles and dramatically improve the sustainable content of our finished products. Production from sugar will result in reduced cost of goods sold and the opportunity to gain customers who insist on renewable-based materials. The Alberta plant is one of the eventual parts of optimum success for Flexible Solutions. It plays a supporting role to the

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NanoChem division by backward integration and simplification of our supply chain and by reducing the number of external profit margins NCS must pay between the base carbon source and finished aspartic acid ready to be polymerized in Chicago.

The NanoChem Division

This division makes polyaspartic acid [TPA] a biodegradable protein with many valuable uses. It now represents 95% of revenue and is the sales and profit driver of our company.

TPA is used in agriculture to increase crop yield. The chemical mechanism is the ability of TPA to maintain crystal embryos of fertilizer salts in their embryonic form in soil, which has the effect of keeping fertilizer easier for plants to absorb. The plant expends less energy getting its nutrients and has more energy available to propagate in the form of valuable seeds. In North America alone, the wholesale market is over 2 billion a year and most crops are able to use TPA profitably. 2011 was another good year for fertilizers and additives due to high crop prices. The market vertical saw continued growth. One distributor, signed in late 2009, has grown sales faster than any group we have ever worked with. Based on their excellent 2011 performance, we hope to see good growth for TPA in agriculture in 2012 and more in 2013 as additional distributors finish their research and development seasons and begin marketing seriously.

TPA is a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are strong and oil companies in the Nordic countries use TPA as part of environmental regulation. In 2011 oilfield TPA sales increased substantially and are expected to increase again in 2012 and 2013. We are experiencing interest from forward thinking oil producing countries other than Scandinavia and have reasonable expectations of gaining new customers over the next several quarters. There is also research interest in the concept of TPA as part of tight oil and gas fracturing liquids. Should this progress from concept to use, TPA would be part of the fracking fluid and intended to prevent scale from destroying the permeability of the rock pores. Clogged pores reduce well production. TPA may have added value compared to existing fluid components due to its biodegradability - it does not need to be removed when cleaning used fracking water.

Q1 AND REST OF 2012

Revenue in the first 2 months of 2012 has been stronger than 2011. Increases have been recorded in all verticals of all product lines including swimming pools. We expect the largest percentage growth in 2012 will be in agriculture followed by oil field.

We are confident that revenue growth will continue through 2012 at a rate of 20% to 30%, but variable from quarter to quarter as is usual for small companies. Based on 2011 revenue this converts to revenue in the range of $18.6 million to $20.1 million for full year 2012.

Highlights of the financial results:

Sales for the year increased 35% to $15.5 million compared with $11.5 million for 2010. The result was a gain of $183 thousand or $0.01 per share in the 2011 period, compared to a loss of $190 thousand or $0.01 per share, in 2010.

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Sales in Q4 were 3.37  million,  up 29.6%  compared  to 2.6  million in the year earlier period. The Q4 revenue was strong and evenly spread through our various markets.

Because of the out-size effects of depreciation, stock option expenses and one-time items on the financials of small companies, FSI also provides a non-GAAP measure useful for judging year over year success. "Operating cash flow" is arrived at by removing depreciation, option expenses, income tax and one-time items from the statement of operations. This year the FASB treatment of consultant option expenses has been changed again requiring that consultant options be revalued at vesting as well as at grant. This was negative for our GAAP results. We consider consultant options to be a useful tool and we will continue using them judiciously.

For full year 2011, operating cash flow was $2.71 million, 21 cents per share compared to $1.91 million and 14 cents per share in 2010. We are very pleased with this result. 50% growth in operating cash flow with 35% growth in revenue indicates that we are controlling costs well. The credit for this goes to our highly productive employees. The Alberta plant is now termed operational so starting in Q1 2012, we will report operating cash flow with Alberta plant costs included in operations. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of March 31st.

Income taxes: Our financials include $1.126 million in US income tax paid. The Canadian division, Flexible Solutions Ltd, is accumulating losses as the Alberta factory is expensed and, soon, depreciated. This is a planned, short-term situation since the Alberta plant will generate profit once it begins selling significant amounts of aspartic acid to the NanoChem division in the US. The NanoChem division, of course, must remit taxes to the US government based on its income as a separate US company which is why our tax expenditure is so high in relation to total GAAP earnings. As income occurs in Canada, the accumulated losses will be consumed after which our tax load will become a mix of the 25% AB rate and the 40% Illinois rate.

Finally, our other product lines, Watersavr has had many more inquiries over the last several months. At least one large prospect is close to ordering. We are continuing our efforts in Turkey, Morocco, parts of the far-east, Australia and Spain. Swimming pools will be managed to optimize cash flow for support to other divisions. By providing a small portion of our Alberta factory to the Pool Division, we have reduced lease costs by $120 thousand per year, cash that can be used to drive other projects forward. The Swimming pool products, Ecosavr and Heatsavr, continue to gain customers and growth is in low double digits - just not as fast growing as our other divisions.

The text of this speech will be available on our website by Monday April 2nd and
email   copies  can  be   requested   from   Jason   Bloom  at  1800  661  3560.
[Jason@flexiblesolutions.com]

Thank you, the floor is open for questions.

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